                                                                   EXHIBIT 10.68

                         AGREEMENT FOR THE PURCHASE AND
                       SALE OF EMISSION REDUCTION CREDITS

     THIS AGREEMENT is made as of the 22nd day of August, 2002 by and between Borden Chemicals and Plastics Operating Limited Partnership, a Delaware limited partnership ("Seller") and Weyerhaeuser Company, a Washington corporation ("Buyer").

     WHEREAS, Seller is the owner of certain volatile organic compound ("VOC") Emission Reduction Credits ("ERCs"), which are defined in and governed by the Louisiana Air Pollution Control Act (33:III, Chapter 6, et seq.), including ERC banking rules.

     WHEREAS, Seller filed a voluntary petition for relief under chapter 11 of the Bankruptcy Code, 11 U.S.C. Sections 101-1330 (as now in effect or hereafter amended, the "Bankruptcy Code"), on April 3, 2001 in the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court").

     WHEREAS, the subject ERCs result from emission reductions of VOC that were created at Seller's Ascension Parish, Louisiana facility.

     WHEREAS, in order to secure a Non-Attainment New Source Review ("NNSR") permit for its Holden, Livingston Parish, Louisiana facility under Louisiana Department of Environmental Quality ("LDEQ") new source review regulations. Buyer desires to purchase from Seller and Seller desires to sell to Buyer 87.2 tons per year ("tpy") of VOC ERCs as soon as they can reasonably do so and subject to the approval of the Bankruptcy Court.

1. PURCHASE AND SALE OF ERCs. Subject to approval of the Bankruptcy Court, Seller shall sell to Buyer, and Buyer shall purchase from Seller,
     87.2 tpy of VOC ERCs (the "VOC ERCs"). The purchase price shall be calculated on the basis of $5,000 per tpy VOC ERCs transferred to Buyer, or a total purchase price of $436,000.00 (the "Purchase Price").

2.        BANKRUPTCY COURT APPROVAL.

     (a) Approval. Seller and Buyer acknowledge that, under the Bankruptcy Laws, this Agreement and the sale of the VOC ERCs are subject to Bankruptcy Court approval. Seller and Buyer acknowledge that to obtain such approval, Seller must demonstrate that it has taken reasonable steps to obtain the highest or best offer possible for the VOC ERCs, including, but not limited to, giving notice of the transactions contemplated by this Agreement to creditors and other interested parties as ordered by the Bankruptcy Court, providing information about the VOC ERCs to responsible bidders, entertaining higher and better offers from responsible bidders and, if necessary, conducting an auction.

     (b) Motion for Sale Order. Within three (3) Business Days following execution of this Agreement by Seller and Buyer, Seller shall file with the Bankruptcy Court a motion, together with appropriate supporting papers and notices, in form and substance reasonably satisfactory to Buyer and its counsel (the "Sale Motion"), seeking the entry of an order (the "Sale Order"), pursuant to Chapter 11 of the United States Code Sections 105, 363 and 365, (i) authorizing and approving, inter alia, the conveyance of the VOC ERCs on the terms and conditions set forth herein, (ii) providing that the stay contained at Rule 6004(g) of the Federal Rules of Bankruptcy Procedure shall not apply and that the order shall be effective and enforceable immediately upon entry, (iii) containing a finding that Buyer has paid the highest value reasonably attainable for the VOC ERCs and has acted in "good faith" within the meaning of Section 363(m) of the Bankruptcy Code and (iv) authorizing the payment of the Earnest Money together with all earnings thereon to be made to Seller as part of the Purchase Price.

     (c) Bid Procedures. From the date of this Agreement and through the consummation of the transactions contemplated hereby or the termination hereof, Buyer and Seller agree that Seller may inform any and all interested parties that it intends to submit this Agreement to the Bankruptcy Court and that any and all other bids or offers with respect to the VOC ERCs must be presented to Seller prior to the hearing on the Sale Motion.

     (d) The obligations of the Seller to complete the sale of the VOC ERCs are contingent upon the approval of this sale, if necessary, from the Bankruptcy Court.

3.        EARNEST MONEY AND BALANCE OF THE PURCHASE PRICE PAYMENT.

     (a) Simultaneous with the execution of this Agreement, Buyer shall wire to Cantor Fitzgerald Brokerage, L.P. ("CF"), $45,235.00, which shall consist of a deposit on the Purchase Price in the amount of $43,600.00 (the "Earnest Money"), and CF's commission in the amount of $1,635.00, corresponding to a 3.75% brokerage commission fee on the Purchase Price (the "Commission") (the Earnest Money together with the Commission shall hereinafter be referred to as the "Earnest
          Deposit.") The Earnest Money shall be applied to the Purchase Price, which shall be calculated in accordance with Section 1 above. The Earnest Deposit shall be refundable to Buyer upon termination of this Agreement pursuant to Section 13.

     (b) If fewer than 87.2 tpy of VOC ERCs are determined by LDEQ to be transferable to Buyer at the time of transfer request by and between Buyer and Seller, Seller agrees to deliver and Buyer agrees to accept all VOC ERCs determined by LDEQ to be transferable to Buyer; the Purchase Price shall be reduced by $5,000 for each tpy below 87.2 tpy that is transferred to Buyer (the "Adjusted Purchase Price") and the Commission shall be adjusted to reflect a 3.75% of the Adjusted Purchase Price.

     (c) Within three (3) business days from the receipt of the notice from LDEQ of the transfer of the VOC ERCs to Buyer, Buyer shall wire to CF the Purchase Price, minus the Earnest Deposit (the "Balance") plus Buyer's share of the Commission corresponding to 1.875% of the Purchase Price. Immediately upon receipt of the Balance, CF shall transfer to Seller in cash by wire the Purchase Price minus the Commission.

     (d) Upon Buyer's payment of the Purchase Price, the VOC ERCs shall become the sole property of Buyer and Buyer shall have no recourse against Seller in the event of change of law governing the creation, transfer, or use of VOC ERCs.

4. TRANSFER OF ERCs. Within five (5) business days from the Bankruptcy Court Order and upon CFs receipt of the Earnest Money, Seller and Buyer shall submit such paperwork as necessary to direct the LDEQ to immediately transfer the VOC ERCs from Seller to Buyer. Seller and Buyer shall use good faith efforts and take reasonable actions necessary to promptly transfer the VOC ERCs to Buyer. Buyer shall be solely responsible for any fee or tax associated with the transfer of the VOC ERCs (the "Transfer Fee").

5. REPRESENTATIONS. Seller and Buyer represent and warrant that each of the respective parties have the full corporate power and authority to perform their respective obligations under this Agreement. Seller represents and warrants that it owns the VOC ERCs; that no litigation is pending or, to the Seller's knowledge, threatened with respect to the VOC ERCs; and that the execution and delivery of this Agreement will not result in any conflict or violation of the Articles of Incorporation or the Bylaws of Seller. Seller does not represent or warrant that the Seller's VOC ERC transfer application will be approved by the LDEQ, that the ERCs can be used by Buyer, or that the LDEQ will approve their transfer to Seller's plan approval. Seller makes no representations or warranty regarding the future use or marketability of the VOC ERCs.

6.        BROKER'S FEES. Buyer and Seller shall split equally the Commission.
     Buyer represents and warrants to Seller, and Seller represents and warrants to Buyer that, aside from CF, no broker or finder has been engaged by it, respectively, in connection with this Agreement. By executing this Agreement Buyer and Seller direct CF to take actions specified in Section 3 of this Agreement.

7. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which constitute the same instrument, and may be executed by facsimile copy.

8. SEVERABILITY. In the event any provision of this Agreement is held invalid, the parties shall promptly renegotiate in good faith the terms of this Agreement as near as possible to its original intent and effect.

9. ADDITIONAL DOCUMENTS. At the request of either party, the other party shall execute and deliver such additional documents and do such other acts and things as may be reasonably necessary to assume and carry out the full intent and purpose of this Agreement.

10. ENTIRETY. This Agreement sets forth the entire agreement of the parties with respect to the matters contained herein and supersedes and replaces all prior understandings, negotiations, and agreements.

11. TIME IS OF THE ESSENCE. Time is of the essence in this Agreement. Failure of a party to insist upon the strict performance of any provision of this Agreement shall not constitute a waiver or estoppel against asserting the right to require full and timely performance in the future, nor shall a waiver or estoppel in one instance constitute a waiver or estoppel with respect to a later breach.

12. NOTICE. All notices and other communications in connection with this Agreement shall be sent to the following addresses:

          For Seller:

          Borden Chemicals and Plastics Operating Limited Partnership
          Highway 73
          Geismar, Louisiana 70734
          Attention: Mr. Marshall Owens
          Telephone No.: (225) 673-0671
          Facsimile No.: (225) 673-0672

          with a copy, which shall not alone constitute notice, to:

          Jones, Day, Reavis & Pogue
          3500 SunTrust Plaza
          303 Peachtree Street, N.E.
          Atlanta, Georgia 30308
          Facsimile: (404) 581-8330
          Attention: Neil P. Olack, Esq.

          For Buyer:
          Weyerhaeuser Company
          17391 Florida Boulevard
          Post Office Box 280

          Holden, Louisiana 70744
          Attention: Mr. Robert E. Lane
                     Manufacturing Lumber Manager
          Telephone No.: (601) 783-4075
          Facsimile No.: (601) 783-2818

          With a copy to:

          Mr. Michael M. Rast
          Area Regulatory Affairs Manager
          29 Tom Rose Road
          Post Office Box 2288
          Columbus, Mississippi 39704
          Telephone No.: (662) 245-5264
          Facsimile No.: (662) 245-5228

          And a copy to:

          Cantor Fitzgerald EBS
          19 Old Kings Highway South
          Darien, Connecticut 06820
          Attention: Andy Kruger
          Telephone No.: (800) 228-2955 (ext. 6)
          Facsimile No.: (203) 662-3643

or such other address or facsimile number as such party may hereafter specify for such purpose by notice to the other party to this Agreement. Each such notice, request or other communication shall be effective (i) if given by facsimile transmission, when such facsimile is transmitted to the facsimile number specified in this Section 12 and the appropriate confirmation is received, or (ii) if given by any other means, when delivered at the address specified in this Section 12.

13. TERMINATION. This Agreement may be terminated and the transactions contemplated hereby may be abandoned:

          (a)     by mutual written consent of Seller and Buyer.

          (b) by Buyer, at any time following the third (3rd) business day after the execution and delivery of this Agreement if Seller shall not have filed the Sale Motion with the Bankruptcy Court.

          (c) by Buyer at any time following the tenth (10th) business day after (i) the Bankruptcy Court has entered the Sale Order and
                  (ii) upon the receipt of documentation necessary from Buyer to file such transfer application if Seller does not submit a written request for the transfer of the VOC ERCs to the LDEQ. Buyer agrees that it will furnish Seller with all such necessary documents within five (5) days of execution of this Agreement.

          (d) by Seller (i) if Seller receives an offer or proposal (an "Acquisition Proposal") from any Person other than Buyer relating to any acquisition of all or any part of the Assets (a "Competing Transaction") and Seller determines, in its reasonable sole discretion, that (A) such Acquisition Proposal, if accepted, is likely to be consummated, and (B) such Acquisition Proposal would, if consummated, result in a transaction that is more favorable to Seller and its creditor constituencies with respect to financial terms than the transactions contemplated by this Agreement, or (ii) for any reason for which termination by Seller is authorized by the Bankruptcy Court.

          (e) by Buyer, if Seller fails to consummate the transactions contemplated by this Agreement and such failure to consummate the transactions is because (i) Seller accepts an Acquisition Proposal, or (ii) Seller breaches its obligations under this Agreement, provided, that, Buyer is not in material breach of this Agreement.

          (f) Upon termination of this Agreement pursuant to Section 13 hereof, all obligations and liabilities of the parties hereunder shall terminate, except for the provisions of Sections 8 and 14. The aforesaid provisions shall survive such termination for the longest period legally permissible.

          (g) Terminations made per this Section 13 shall be made by written notice to Seller or Buyer and shall be effective upon Seller's or Buyer's receipt of such notice. Within three (3) business days of Seller's or Buyer's receipt of such notice Seller shall remit to Buyer the Earnest Deposit.

          (h)     In the event of termination of this Agreement pursuant to this
                  Section 13, Buyer shall not be entitled to a reimbursement of the Transfer Fee.

14. APPLICABLE LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF LOUISIANA.

Executed as of the date first above written.

                                   SELLER:

                                   BORDEN CHEMICALS AND
                                   PLASTICS OPERATING LIMITED
                                   PARTNERSHIP
                                   By: BCP MANAGEMENT, INC. AS GENERAL PARTNER

                                   By: /s/ Marshall D. Owens, Jr.
                                       -----------------------------------------

                                   Its: SENIOR VICE PRESIDENT - OPERATIONS
                                        ----------------------------------------
                                        Title

                                   BUYER:

                                   WEYERHAEUSER COMPANY

                                   By: /s/ Robert E. Lane
                                       -----------------------------------------

                                   Its: Mfg. Manager
                                        ----------------------------------------
                                        Title